Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2026, relating to the financial statements of Via Transportation, Inc., appearing in the Annual Report on Form 10-K of Via Transportation, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
New York, New York
August 6, 2026